Exhibit 99.(d)(1)

AGREEMENT AND PLAN OF MERGER

among

RANDSTAD NORTH AMERICA, L.P.

a Delaware limited partnership;

COSMO DELAWARE ACQUISITION CORP.

a Delaware corporation;

and;

SFN GROUP, INC.

a Delaware corporation;

dated as of July 20, 2011

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of July 20, 2011, by and among SFN Group, Inc., a Delaware corporation (the “Company”), Randstad North America, L.P., a Delaware limited partnership (“Parent”), and Cosmo Delaware Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $14.00 (such amount or any greater amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”) to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement and the Offer;

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company surviving that merger (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each issued and outstanding share of Company Common Stock, other than (i) shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company and (ii) the Dissenting Shares, shall be converted into the right to receive an amount equal to the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the Offer, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend acceptance of the Offer, and, if required, approval of the Merger by its stockholders;

WHEREAS, the respective boards of directors or equivalent governing bodies of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the Offer, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of Parent and Merger Sub and their respective stockholders or interest holders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Offer and the Merger;

WHEREAS, immediately prior to the execution of this Agreement, the Company and The Bank of New York Mellon (the “Rights Agent”), as the successor rights agent under that certain Rights Agreement, dated as of March 17, 1994, as amended, by and between the Company (formerly known as Interim Services Inc. and Spherion Corporation) and the Rights Agent (as so amended, the “Rights Plan”), have further amended the Rights Plan and taken all necessary action so that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (a) cause the rights issued under the Rights Plan to become exercisable, (b) cause any Person to become an “Acquiring Person” (as defined in the Rights Plan) or (c) give rise to a “Distribution Date” (as defined in the Rights Plan) under the Rights Plan; and

WHEREAS, as an inducement to the Company entering into this Agreement, the Guarantor is entering into a limited guarantee of certain obligations of Parent and Merger Sub simultaneously with the execution and delivery of this Agreement (the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE OFFER

Section 1.01         The Offer.

(a)           Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable (and, in any event, within ten (10) Business Days) after the date of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer.

(b)           The obligation of Merger Sub to accept for payment and pay for any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of shares of Company Common Stock which, together with the shares beneficially owned by Parent or Merger Sub (if any), represents at least a majority of the Company Common Stock then outstanding determined on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof and the exclusion of any treasury stock) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Exhibit A (together with the Minimum Condition, the “Offer Conditions”).  Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time.  The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement and the Offer.

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions.  Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse in any material respect to any stockholders of the Company, (v) except as otherwise provided in this Section 1.01, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholders of the Company.

(d)           The Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e)           Notwithstanding anything in this Agreement to the contrary, and without limiting Parent’s or Merger Sub’s obligations under this Section 1.01(e), Merger Sub (i) shall (and Parent shall cause Merger Sub to), extend the Offer on one or more occasions for successive periods not to exceed ten (10) Business Days in each instance (or for such longer period to which the Company reasonably agrees), if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or, in Merger Sub’s sole discretion, waived, until such time as such condition or conditions are satisfied or waived and (ii) shall extend the Offer for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or the New York Stock Exchange (“NYSE”) applicable to the Offer, subject to any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable foreign antitrust, competition or similar Law shall have expired or been terminated; provided, however, that in no event shall Merger Sub be required to extend the Offer (A) beyond January 31, 2012 (the “Outside Date”) or (B) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article VIII.

(f)            On the terms and subject to the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of tax pursuant to Section 3.05) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01).  Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”  Merger Sub expressly reserves the right to, in its sole discretion, following the Offer Closing, extend the Offer for a “subsequent offering period” not to exceed ten (10) Business Days in each instance (or for such longer period to which the Company reasonably agrees) (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents (as defined below) may, in Merger Sub’s sole discretion, provide for such a reservation of right.  Nothing contained in this Section 1.01 shall affect any termination rights in Article VIII.

(g)           Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article VIII.  If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article VIII, prior to the acceptance for payment of the Company Common Stock tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.

(h)           As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”).  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents.  Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act.  Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand.  Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

(i)            Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 1.02         Company Actions.

(a)           On the date the Offer Documents are filed with the SEC or as soon as reasonably practicable thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.04, contain the Company Board Recommendation described in Section 4.03(d).  The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act.  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act.  The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand.  Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments.  The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(b)           In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the shares of Company Common Stock as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent’s, Merger Sub’s or either of their respective agent’s request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock.  The Company, Parent and Merger Sub agree to disseminate the Offer Documents and the Schedule 14D-9 to the holders and beneficial owners of the shares of Company Common Stock together in the same mailing or other form of distribution.  Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the transactions contemplated hereby or as otherwise permitted under the Confidentiality Agreement, and, if this Agreement shall be terminated in accordance with Article VIII, shall deliver to the Company all copies of such information then in their possession.

Section 1.03         Directors.

(a)           Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors and using commercially reasonable efforts to seek and accept resignations of incumbent directors.  At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board.

(b)           The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.03(b), which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9.  Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.03(a) hereof shall be subject to the receipt of such information.

(c)           Following the election or appointment of Parent’s designees pursuant to Section 1.03(a) and until the Effective Time (as defined in Section 2.03 hereof), the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Independent Directors”) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, and (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

Section 1.04         Top-Up Option.

(a)           The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.04, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number (but not less than that number) of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned, directly or indirectly, by Parent or Merger Sub and their respective Subsidiaries at the time of exercise of the Top-Up Option, shall constitute no less than one share more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Shares.  The Top-Up Option shall be exercisable only once, in whole but not in part, at any time following the Offer Closing and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms; provided, however, that (i) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned, directly or indirectly, by Parent or Merger Sub and their respective Subsidiaries shall constitute no less than one share more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Shares; (ii) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding), (iii) at the time of exercise, Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered in the Offer and not validly withdrawn, and (iv) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Order.

(b)           In the event Merger Sub wishes to exercise the Top-Up Option in accordance with Section 1.04(a), Merger Sub shall so notify the Company, and shall set forth in such notice (i) the number of shares of the Company Common Stock expected to be owned, directly or indirectly, by Parent or Merger Sub and their respective Subsidiaries immediately preceding the purchase of the Top-Up Shares (giving effect to the Offer Closing), (ii) the number of Top-Up Shares to be purchased, (iii) a place and a time for the closing of such purchase, and (iv) Merger Sub’s agreement to (and Parent’s agreement to cause Merger Sub to) consummate the Merger in accordance with the DGCL as promptly as practicable following purchase of the Top-Up Shares.  At the closing of the purchase of Top-Up Shares, the aggregate purchase price owed by Merger Sub to the Company for the Top-Up Shares shall be paid to the Company by Merger Sub at Merger Sub’s election, either (i) entirely in cash, by wire transfer of immediately available funds to an account designated by the Company, (ii) by (A) paying in cash by wire transfer of by wire transfer of immediately available funds to an account designated by the Company an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price of the Top-Up Shares (the “Promissory Note”), or (iii) by a combination of the methods set forth in the preceding clauses (i) and (ii).  The Promissory Note (i) shall bear simple interest at a rate of 5% per annum, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms.  The Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares.  Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws.  The Parties shall cooperate to ensure that any issuance of Top-Up Shares is accomplished consistent with all applicable Laws.

(c)           Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act for transactions not involving a public offering.  Each of Parent and Merger Sub hereby represents and warrants to the Company that each of Parent and Merger Sub are, and will be, upon the exercise of the Top-Up Option and purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.  Each of Parent and Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by it for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d)           The parties agree and acknowledge that in any appraisal proceeding to determine the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.03, to the fullest extent permitted by applicable Law, the Surviving Corporation shall not assert that the Top-Up Option, the issuance of the Top-Up Shares or the payment by Merger Sub to the Company of any consideration for the Top-Up Shares should be taken into account.

(e)           In the event of any change in the number of shares of outstanding Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Merger Sub’s rights under the Top-Up Option, the number of Top-Up Option Shares will be adjusted appropriately so as to restore to Merger Sub its rights hereunder with respect to the Top-Up Option as the same exists as of the date of this Agreement; provided that this Section 1.04(e) shall not be deemed to constitute a waiver of any breach by the Company of Section 6.01.

ARTICLE II
THE MERGER

Section 2.01         The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub will merge with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02         Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 2.03         Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable after the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04         Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.05         Certificate of Incorporation; By-laws.  At the Effective Time, and without any further action on the part of the Company or Merger Sub (a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.06         Directors and Officers.  The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.01         Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a)           Cancellation of Certain Company Common Stock.  Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.01(a), and (ii) Dissenting Shares) will be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price (the “Merger Consideration”).  At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) or Book-Entry Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof.

(c)           Conversion of Merger Sub Capital Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 3.02         Surrender and Payment.

(a)           Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”).  On and after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments.  If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof.  The Payment Fund shall not be used for any other purpose.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the

Merger Consideration.  Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b)           Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares.  Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share.  Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)           If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e)           Any portion of the Payment Fund that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent and/or the Surviving Corporation for payment of the Merger Consideration.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)            Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 3.03         Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be.  The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. Any payments to be made in respect of Dissenting Shares shall be made by Parent and/or the Surviving Corporation and not by the Company, Merger Sub or by the Exchange Agent from the Payment Fund.

Section 3.04         Adjustments.  Without limiting the other provisions of this Agreement and other than as contemplated by this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Offer Price and the Merger Consideration, subject to further adjustment in accordance with this sentence.

Section 3.05         Withholding Rights.  Each of the Company, the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable to any Person pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax law.  To the extent that an amount is so deducted and withheld by the Company, the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Company, the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding. Notwithstanding anything to contrary, the parties agree that no withholding under Section 1445 of the Code shall be required as a result of the transactions contemplated by this Agreement.

Section 3.06         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent , the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article III.

Section 3.07         Treatment of Stock Options and Other Stock-based Compensation.

(a)           (i) Each option to acquire shares of Company Common Stock issued pursuant to a Company Stock Plan (each, a “Company Stock Option”) that is outstanding immediately prior to the Offer Closing Date shall, to the extent then unvested, immediately vest and become exercisable, and (ii) each Company Stock Option that is outstanding immediately prior to the Effective Time (for the avoidance of doubt, including Company Stock Options vesting as a result of the preceding clause (i)) shall be, by virtue of the transactions contemplated by this Agreement and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent, the Company or the Surviving Corporation, as promptly as reasonably practicable (and in any event within 15 Business Days) after the Effective Time, an amount in cash, without interest, equal to the product of (x) (A) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (B) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less (y) any Taxes required to be withheld in accordance with Section 3.05.  Any Company Stock Option that has a per share exercise price in excess of the Merger Consideration (an “Underwater Company Stock Option”) shall be, by virtue of the transactions contemplated by this Agreement and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled with no further compensation due to the holder of such Underwater Company Stock Option.

(b)           (i) Each restricted stock unit award, each performance stock unit award, each award granted under the Spherion Corporation Deferred Stock Plan, and each other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan, other than Company Stock Options (each, a “Company Stock Award”), that is outstanding immediately prior to the Offer Closing Date (for the avoidance of doubt, including Company Stock Awards that were earned based on the satisfaction of performance objectives, but which have not yet been issued, but excluding any rights under the Spherion Corporation Deferred Compensation Plan and the ESPP) shall, to the extent then unvested, immediately vest and become nonforfeitable, and (ii) each Company Stock Award that is outstanding immediately prior to the Effective Time (for the avoidance of doubt, including (x) Company Stock Awards that were earned based on the satisfaction of performance objectives, but which have not yet been issued and (y) Company Stock Awards vesting as a result of the preceding clause (i), but excluding any rights under the Spherion Corporation Deferred Compensation Plan and the ESPP) shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (I) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (II) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05; provided that performance goals relating to periods ending on or after the date of this Agreement with respect to any performance-based Company Stock Awards shall be deemed to be achieved at the maximum performance level (such amount, the “Stock-Based Consideration”).  Provided that the Offer Closing Date occurs, Parent, the Company or the Surviving Corporation will pay the Stock-Based Consideration to each applicable holder of a Company Stock Award as promptly as reasonably practicable after the Effective Time (and in any event no later than the earlier of (A) fifteen (15) Business Days after the Effective Time or (B) December 31 of the year in which the Offer Closing Date occurs), except, in each case, as otherwise required under the applicable Company Stock Plan or any payment election made by an individual award holder in respect of the applicable Company Stock Award.  The parties intend that all payments of Stock-Based Consideration will comply with or be exempt from the provisions of Section 409A of the Code.

(c)           Following the date of this Agreement, no new offering period will be commenced under the Spherion Corporation Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”).  The offering period under the ESPP that is in effect as of the date of this Agreement (the “ESPP Current Offering Period”) will terminate as set forth in the ESPP or, if earlier, immediately prior to the Effective Time (such earlier time, the “ESPP Termination Time”).  Any funds accumulated under the ESPP during the ESPP Current Offering Period will be used, as of the ESPP Termination Time, to acquire shares of Company Common Stock in accordance with the terms of the ESPP.  As of the Effective Time, the ESPP will be terminated.

(d)           The Company, the Company Board and the compensation committee of such board, as applicable, shall timely adopt any resolutions and timely take any reasonable actions that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 3.07.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), and (ii) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2011 and the Company’s annual report on From 10-K for the year ended December 26, 2010 (in each case excluding any amendments thereto filed after the date hereof and any forward-looking disclosures set forth in any risk factor section thereof and in any section thereof relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01         Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)           Organization; Standing and Power.  The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Charter Documents.  The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.  The Charter Documents of each of the Company and each of its Subsidiaries are in full force and effect.

(c)           Subsidiaries.  Section 4.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and each of their jurisdictions of organization.  Section 4.01(c)(i) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company, (A) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (B) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company.  The Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Subsidiary of the Company, free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests.  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02         Capital Structure.

(a)           Capital Stock.  The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, and (ii) 500,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of July 19, 2011, (A) 49,029,674 shares of Company Common Stock were issued and outstanding, (B) 16,311,935 shares of Company Common Stock were issued and held by the Company in its treasury and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and since such date and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards.  All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.  No Subsidiary of the Company owns any shares of Company Common Stock.

(b)           Stock Awards.

(i)            As of July 19, 2011, an aggregate of 7,124,022 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options (with a weighted average exercise price of $7.02 per share) or Company Stock Awards granted under the Spherion Corporation Deferred Stock Plan, the Spherion Corporation Deferred Compensation Plan, the ESPP, the Spherion Corporation 2000 Stock Incentive Plan and the SFN Group, Inc. Amended and Restated 2006 Stock Incentive Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”).

(ii)           Other than the Company Equity Awards, as of the date hereof, there are no outstanding (A) securities or debt of the Company or any of its Subsidiaries convertible into or exchangeable for securities or shares of capital stock of the Company or its Subsidiaries, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any or shares of capital stock of (or securities or debt convertible into or exchangeable for shares of capital stock of) the Company or any of its Subsidiaries or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries.  All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)          The Company has no commitment to redeem, repurchase or otherwise acquire any shares of Company Common Stock.  There are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company is a party with respect to the capital stock of, the voting of stock or other equity interests of the Company or any of its Subsidiaries.

(iv)          There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Stock, Company Equity Awards, or the securities of any Subsidiary.  There are no stockholder agreements, voting trusts, proxies or other Contracts to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, is a party or by which it is bound relating to the voting or registration of the Company Common Stock, Company Equity Awards, or the securities of any Subsidiary or preemptive rights with respect thereto.

Section 4.03         Authority; Non-contravention; Governmental Consents.

(a)           Authority.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”) if required by applicable Law, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote if required by applicable Law.  If approval of the holders of Company Common Stock is required by applicable Law, the Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b)           Non-contravention.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote if required by applicable Laws, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any national, state, municipal, local or foreign government, including any instrumentality, subdivision, court, administrative agency or commission or other governmental authority thereof (each a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Offer, the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC in accordance with the Exchange Act of (A) the Schedule 14D-9, (B) if required by applicable Laws, the letter to the stockholders of the Company, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), and (C) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the HSR Act or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           Board Approval.  The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the DGCL, and (iii) resolved to recommend that Company stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Laws, adopt the “agreement of merger” set forth in this Agreement and approve the Merger (collectively, the “Company Board Recommendation”).

(e)           Takeover Statutes.  No (i) “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “affiliate transaction,” or other similar anti takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company or (ii) restrictive provision in the Charter Documents is applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby. The Company Board has taken all actions required to be taken by it so that the restrictions contained in the provisions referred to under clauses (i) and (ii) above will not apply to the execution, delivery or performance of this Agreement, the consummation of the Offer, the Merger and the other transactions contemplated hereby.

Section 4.04         SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a)           SEC Filings.  The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it under the Exchange Act or the Securities Act since December 29, 2008 (the “Company SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.  As of the date hereof, to the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments that are not material in amount or nature as permitted by GAAP and the applicable rules and regulations of the SEC.

(c)           Internal Controls.  The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d)           Disclosure Controls and Procedures.  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  The Company’s chief executive officer and chief financial officer have disclosed, based on their most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has made available to Parent all such disclosures made by management to the Company’s or any of its Subsidiary’s auditors and audit committee of the Company Board since December 29, 2008.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and, to the Knowledge of the Company, the statements contained in such certifications are true and accurate in all material respects.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.

(e)           Undisclosed Liabilities.  The audited balance sheet of the Company dated as of December 26, 2010 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.”  Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05         Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a)           any Company Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)           any change by the Company or any of its Subsidiaries in its material Tax elections (including any material new election or rescission of any material election) or Tax accounting methods, or any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any statute of limitation period with respect to any claim or assessment for material Taxes or any material decrease in any Tax asset, except as set forth in Section 4.05(b) of the Company Disclosure Letter; or

(c)           any event, occurrence, fact, condition, change, development or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01 (other than Section 6.01(d)).

Section 4.06         Taxes.

(a)           Tax Returns and Payment of Taxes.  The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them.  Such Tax Returns are true, complete and correct in all material respects.  Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.  All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP).  The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements.  Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b)           Availability of Tax Returns.  The Company has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2007.

(c)           Withholding.  The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld or collected and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)           Liens.  There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings.

(e)           Tax Deficiencies and Audits.  Except as set forth in Section 4.06(e) of the Company Disclosure Letter: (i) no deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries has not been satisfied by payment, settled or withdrawn; (ii) there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has been the subject, in writing, of any audit, suit, proceeding, investigation, claim, examination or other administrative or judicial proceeding ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such audit, suit, proceeding, investigation, claim, examination or other administrative or judicial proceeding has been threatened; and (iv) there is no power of attorney given by or binding upon the Company or any Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(f)            Tax Jurisdictions.  No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)           Consolidated Groups, Transferee Liability and Tax Agreements.  Other than the affiliated group of which the Company is the ultimate parent company, neither Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any actual or potential material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes (other than any Company Benefit Plan).

(h)           Ownership Changes.  Without regard to this Agreement, as of the date of this Agreement neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(i)            US Real Property Holding Corporation.  Neither Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(j)            Subsidiaries.  Section 4.06(j) of the Company Disclosure Letter lists the entity classification, for U.S. federal income tax purposes, of (i) the non-U.S. Subsidiaries of the Company, and (ii) any partnership, joint venture, or similar entity, and any subsidiary thereof, in which the Company or any of its Subsidiaries has an ownership interest for tax purposes.

(k)           Reportable Transactions.  Neither Company nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.07         Intellectual Property.

(a)           Certain Company-Owned IP.  Section 4.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company-Owned IP comprising registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing, setting forth as to each such item, as applicable, the item or title, the owner, the application, registration and issuance number, the application, registration and issuance date, and the jurisdiction in which such item is registered, issued or pending.

(b)           Right to Use; Title.  The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and contemplated (“Company IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Validity and Enforceability.  The Company-Owned IP is valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           Company IP Agreements.  Section 4.07(d) of the Company Disclosure Letter contains a complete and accurate list of all material Company IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries and licenses entered into in the ordinary course of business.

(e)           Non-Infringement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company Intellectual Property.

(f)            IP Legal Actions and Orders.  There are no pending, unresolved Legal Actions against the Company, or, to the Knowledge of the Company, any threatened claims or demands (including any offers of license): (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  During the three (3) years prior to the date hereof, the Company and its Subsidiaries have not been subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)           Ownership.  All Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (i) was conceived, developed and reduced to practice by regular employees of the Company or its Subsidiaries acting in the performance of their obligations for the Company or the applicable Subsidiary, or (ii) whether or not developed by an employee, was conveyed irrevocably to the Company or a Subsidiary by written assignment executed by any employee, contractor, consultant or agent engaged by the Company or Subsidiary in such Intellectual Property development, except, in each case, where a failure to conceive, develop, reduce to practice or obtain an assignment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08         Compliance; Permits.

(a)           Compliance.  The Company and each of its Subsidiaries is and, since December 29, 2008 has been, in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses, properties, assets or rights are bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 29, 2008, (i) neither the Company nor any of its Subsidiaries has received any notice or notification from any Governmental Entity stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has received any written notice, notification or other communication from any Governmental Entity, employee, licensee, licensor, vendor or supplier of the Company or any of its Subsidiaries that remains unresolved and that alleges that the Company or any of its Subsidiaries is not in compliance with, or is subject to any Liability under, any Permit, Law or Order or relating to the revocation or modification of any Permit, except where such non-compliance or Liability would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Compliance with PEO Laws.  Except as set forth in Section 4.08(b) of the Company Disclosure Letter, to the Knowledge of the Company neither the Company nor any of its Subsidiaries is a PEO under any applicable PEO Law.  The Company and each of its Subsidiaries is and, since December 29, 2008, has been, in compliance in all respects with all applicable PEO Laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, and to own, use, occupy and operate any of their respective assets and properties (including the provision of professional services), all permits, licenses, franchises, registrations, qualifications, variances, certificates, consents, clearances, authorizations, Orders and approvals from any Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09         Litigation.  Except as set forth in Section 4.09 of the Company Disclosure Letter, as of the date hereof there is no claim, action, charge, suit, arbitration, proceeding, mediation or governmental investigation (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened by or against or relating to the Company or any of its Subsidiaries or any of their respective properties or assets by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $200,000, and (b) does not seek material injunctive or other material non-monetary relief.  None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, charge, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.  There are no SEC audits, inquiries or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

Section 4.10         Brokers’ and Finders’ Fees.  Except for fees payable by the Company to Foros (the “Company Financial Advisor”) pursuant to an engagement letter, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.11         Related Party Transactions.  There have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the affiliates of the Company (other than the Subsidiaries of the Company) on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act, within the last twelve (12) months (other than any Company Benefit Plan).

Section 4.12         Employee Matters.

(a)           Schedule.  Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan.  For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all stock purchase, stock incentive, severance, employment, change-in-control, fringe benefit, deferred compensation plans, agreements, programs, policies and arrangements and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) (a) any current or former employee, officer or director of the Company or any of its Subsidiaries (each a “Company Employee”) or (b) any natural person who is a consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future liability.

(b)           Documents.  The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of each material Company Benefit Plan and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination or opinion letter received regarding the tax-qualified status of each Company Benefit Plan, (iii) the most recent summary plan description or plan prospectus of each material Company Benefit Plan; (iv) a summary of any proposed amendments or changes to any material Company Benefit Plan that the Company has committed to make and (v) for the most recently completed year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports with respect to each material Company Benefit Plan.  The Company has made available to Parent a list, which is true, correct and complete in all material respects, of each outstanding Company Equity Award granted under the Company Stock Plans as of July 19, 2011, including (I) the name of the holder of such Company Equity Award, (II) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (III) the exercise price, purchase price or similar pricing of such Company Equity Award, (IV) the date on which such Company Equity Award was granted or issued, (V) the extent to which such Company Equity Award is vested and exercisable, and (VI) with respect to Company Stock Options, the date on which such Company Stock Option expires; provided that the Company will provide Parent with an updated list not less than five (5) Business Days prior to the Effective Time.

(c)           Multiemployer and Defined Benefit Plans.  No Company Benefit Plan is a Multiemployer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d)           Compliance.  Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except for any such failures that would not reasonably be expected to result in a Company Material Adverse Effect.  Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, and (ii) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred.  Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been in all material respects in documentary and operational compliance with Section 409A of the Code since January 1, 2009.

(e)           Qualification and No Post-Employment Obligations.  Each Company Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter as to its qualification, and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.  No Company Benefit Plan provides post-employment welfare (including health, medical or life insurance) benefits to Company Employees, other than as required by Section 4980B of the Code or other applicable Laws.

(f)            Claims.  With respect to any Company Benefit Plan, and in each case except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing, (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims and (iii) to the Knowledge of the Company, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the IRS or other governmental agencies are pending.

(g)           Certain Payments.  The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) result in any material payment or benefit under a Company Benefit Plan becoming due or payable, or being required to be provided, to any Company Employee, (ii) materially increase the amount or value of any benefit or compensation under a Company Benefit Plan payable or required to be provided to any Company Benefit Plan, (iii) result in the acceleration or the time of payment or vesting of any material benefit or compensation under a Company Benefit Plan, or (iv) result in the payment to any present or former Company Employee or to any present or former consultant or independent contractor of the Company or any of its Subsidiaries, that would reasonably be expected to be characterized as an “excess parachute payment” under section 280G of the Code.  No Company Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code.

(h)           Foreign Plans.  Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Foreign Benefit Plan (i) has been maintained in compliance with its terms and the requirements of any and all applicable Laws and (ii) has been maintained, where required, in good standing with applicable regulatory authorities.  All material contributions required to be made with respect to a Foreign Benefit Plan have been timely made.  Neither the Company nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Benefit Plan.  The fair market value of the assets of each funded Foreign Benefit Plan is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets to be less than such projected benefit obligations.

(i)            Labor.  Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, works council or trade union with respect to any of its or their operations.  No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to Company Employees who are employed within the United States is pending or has occurred in the last two (2) years, and, to the Knowledge of the Company (i) no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to Company Employees who are employed within the United States is threatened and (ii) no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to Company Employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years.  As of the date hereof, (A) none of the Company Employees or Worksite Employees are represented by a labor organization, works council or trade union and (B) to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or works council directed at the Company or any of its Subsidiaries, or any Company Employees or Worksite Employees.  As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee, Worksite Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, misclassification, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has any material liability, whether absolute or contingent, including any obligations under any Company Benefit Plan, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

(j)            WARN Act.  Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since December 29, 2008 that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff Laws.

Section 4.13         Real Property and Personal Property Matters.

(a)           Owned Real Estate.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens.  Section 4.13(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of the Owned Real Estate.  As of the date hereof, neither the Company nor any of its Subsidiaries (i) currently lease all or any part of the Owned Real Estate or (ii) has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation, eminent domain, or similar proceeding with respect to any of the Owned Real Properties.

(b)           Leased Real Estate.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens.  Section 4.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease.  The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c)           Personal Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property reflected in the Company Balance Sheet, free and clear of all Liens, other than Permitted Liens.

Section 4.14         Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           The Company and its Subsidiaries are, and since December 29, 2008 have been, in compliance with all Environmental Laws, which compliance includes the possession,

maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)           Neither the Company nor any of its Subsidiaries has produced, processed, manufactured, generated, transported, treated, handled, used, stored, discharged, disposed or arranged for the disposal of, remediated or released any Hazardous Substances, except in compliance with Environmental Laws and as would not reasonably be expected to give rise to any Liability of the Company or any of its Subsidiaries under any Environmental Law.

(c)           Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 4.15         Material Contracts.

(a)           Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound, in each case other than any Company Benefit Plan that is not described in Section 4.15(a)(i):

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)           any Contract providing for indemnification, “earnout” or any guaranty or contingent payment by the Company or any Subsidiary thereof, in each case that could result in payments in excess of $250,000 individually or $1,000,000 in the aggregate, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iii)          any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (w) to engage in any line of business, (x) to compete with any Person or operate in any geographical location (y) to sell, supply or distribute any service or product, or (z) to solicit or hire employees pursuant to any employee “non-solicitation” or “no hire” provision;

(iv)          any Contract entered into after December 29, 2008, or that has not yet been consummated, for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person;

(v)           any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vi)          any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(vii)         any partnership, joint venture, limited liability company or similar Contracts or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture;

(viii)        any Contracts relating to any (A) indebtedness for borrowed money; (B) obligations evidenced by bonds, debentures, mortgages, notes or other similar instruments; (C) obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (D) material obligations as lessee under capitalized leases; (E) material obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (F) guaranty of any of the foregoing;

(ix)           any Contract, agreement or other arrangement pursuant to which the Company or its Subsidiaries has loaned or advanced money to, or guaranteed the indebtedness of, or agreed to contribute capital or otherwise provide funds or make additional investments in, any Person (other than loans and guarantees by and among the Company and its Subsidiaries), including, without limitation, loans and advances to Company Employees;

(x)            any Contract that prohibits the payment of dividends or distributions in respect of any equity interest of the Company or any of its Subsidiaries, prohibits the pledging of any equity interest of the Company or any of its Subsidiaries or any other Lien, prohibits the incurrence of any indebtedness, or prohibits the issuance or incurrence of guarantees by any Subsidiary of the Company;

(xi)           any Contract with any director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company including, without limitation, any Contract relating to employment, retention or severance;

(xii)          any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or which would require the Company or any of its Subsidiaries to pay consideration of more than $100,000 after the date of this Agreement; or

(xiii)         any other Contract which requires or is reasonably likely to require (A) the Company or any of its Subsidiaries to make payment or incur costs in excess of $500,000 in any year or (B) annual payments from third parties to the Company and each of its Subsidiaries in excess of $500,000 in any year (other than payments pursuant to Contracts with customers, franchisees, or third-party subcontractors providing temporary labor and recruitment services to customers of the Company).

(b)           Schedule of Material Contracts; Documents.  Section 4.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts.  The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c)           No Breach.  (i) All the Company Material Contracts are legal, valid and binding obligations on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and are in full force and effect, (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is or is alleged to be in breach, violation, or default under, or has received any written notice of breach or a written claim of default, of any Company Material Contract, (iv) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (v) since December 29, 2008, the Company has not received any written notice from any other party to any Company Material Contract stating that such party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder.

Section 4.16         Insurance.  The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries covering their material properties, operations, personnel and businesses; provided, however, that the Company and its Subsidiaries are not covered by and do not maintain employment practices liability insurance.  All of such insurance policies are set forth in Section 4.16 of the Company Disclosure Letter. All premiums payable under such policies have been duly paid to date and each such insurance policy is in full force and effect (and was in full force and effect during the periods of time such insurance policies were purposed to be in effect).  Except as disclosed in Section 4.16 of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach or default of any of such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of such insurance policies. The consummation of the Merger will not result in the cancellation of any such insurance policies or the loss of any rights thereunder.  Except as disclosed in Section 4.16 of the Company Disclosure Letter, no notice of cancellation or termination has been received with respect to any such policy.

Section 4.17         Questionable Payments.  Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any director, manager, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in the course of such Person’s actions for, or on behalf of, any of them: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.18         Information in the Proxy Statement.  The Company Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date first mailed to the Company’s stockholders or at the time of any meeting of Company stockholders to be held in connection with the Merger (the “Company Stockholders Meeting”), or at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein supplied by Parent or Merger Sub or their Representatives for inclusion or incorporation by reference in the Company Proxy Statement.  The Company Proxy Statement will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 4.19         Information in the Offer Documents and the Schedule 14D-9.  The information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein supplied by Parent or Merger Sub or their Representatives for inclusion or incorporation by reference in the Schedule 14D-9.

Section 4.20         Rights Agreement.  The Company has made available to Parent a correct and complete copy of the Rights Plan, including all exhibits thereto.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 5.08 of this Agreement, the Company has taken all necessary action so that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) cause the rights issued under the Rights Plan to become exercisable, (b) cause any Person to become an “Acquiring Person” (as defined in the Rights Plan) or (c) give rise to a “Distribution Date” (as defined in the Rights Plan) under the Rights Plan.

Section 4.21         Fairness Opinion.  The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to the holders of shares of

Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01         Organization.  Parent and Merger Sub are, respectively, a limited partnership and a corporation, each duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each of them have the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate their assets and to carry on their business as now conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.02         Authority; Non-contravention; Governmental Consents.

(a)           Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b)           Non-contravention.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 5.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)           Governmental Consents.  No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) such filings with the SEC as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.03         Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists of 100 shares of common stock. All of the issued and outstanding capital stock of Merger Sub is owned by Parent as Merger Sub’s sole stockholder. The outstanding shares of Merger Sub have been duly authorized and validly issued, fully paid and non-assessable, and not subject to any preemptive rights (and were not issued in violation of any preemptive rights).

Section 5.04         Information in the Proxy Statement.  None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives supplies in writing to the Company for use in the Company Proxy Statement, if any (and any amendment or supplement thereto), at the date such Company Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives for inclusion or incorporation by reference in the Company Proxy Statement.

Section 5.05         Information in the Offer Documents.  The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein supplied by the Company or its Representatives for inclusion in the Offer Documents.  The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 5.06         Financial Capability.  Parent will cause Merger Sub to have, at the Offer Closing and prior to the Effective Time, sufficient funds to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 5.07         Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.08         Ownership of Company Common Stock.  As of the date of this Agreement. neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

Section 5.09         Guarantee.  Concurrently with the execution of this Agreement, Guarantor and Parent have delivered to the Company the duly executed Guarantee. The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

Section 5.10         Full Access.  Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries.  Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives in connection with the transactions and that neither the Company, its Subsidiaries nor any of their respective Representatives has made any representation or warranty regarding the Company, its Subsidiaries or their respective businesses except as and to the extent expressly set forth in Article IV of this Agreement.  Parent acknowledges that neither the Company, any of its Subsidiaries nor any of their respective Representatives will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution, communication or furnishing to Parent, Merger Sub and their respective Representatives

(whether in written or oral form), or use by any of such Persons, of any information, documents, projections, forecasts or other material made available to such Persons, confidential information memoranda or management interviews and presentations in expectation of the transactions.

ARTICLE VI

COVENANTS

Section 6.01         Conduct of Business of the Company.  The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed (it being understood for purposes of this Agreement that a period of three (3) Business Days or less shall not be considered an unreasonable delay)), conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it.  Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(a)           amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b)           (i) split, subdivide, combine or reclassify any securities of the Company or any Subsidiary, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities of the Company or any Subsidiary, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting or registration of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiary);

(c)           issue, deliver, grant, sell, pledge, transfer, dispose of or encumber any securities of the Company or any Subsidiary, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, or (iii) the issuance of Company Equity Awards and the issuance of shares of Company Common Stock upon the exercise of such Company Equity Awards (other than directors or executive officers of the Company) in accordance with their terms in the ordinary course of business consistent with past practice;

(d)           except as required by applicable Law, as required by the terms of any Company Benefit Plan or any other written agreement of the Company or any of its Subsidiaries in effect as of the date of this Agreement, or as set forth in Section 6.01(d) of the Company Disclosure Letter, (i) materially increase the compensation payable or to become payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in compensation for employees, who are not officers, made in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit, (iii) enter into any new, or amend in any material respect any existing, employment, severance, retention or change in control agreement with any of its past or present Company Employees, or (iv) establish, adopt, enter into, materially amend, terminate, or take any action to accelerate material benefits under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement (in the case of each of the preceding clauses (i) through (iv), other than any (A) employee offer letters or similar agreements that do not by their terms provide for any benefits other than pursuant to a broad-based Company Benefit Plan that is generally applicable to similarly situated employees or (B) standard at-will employment agreement, which does not provide for individualized severance and is substantially in a form previously made available to Parent);

(e)           acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person (other than loans to franchisees of the Company up to $250,000 in the aggregate);

(f)            (i) transfer, license, sell, lease or otherwise dispose of any material assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, except for transferring, licensing, selling, leasing or disposing of assets in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger);

(g)           (i) incur, create, assume or otherwise acquire, or modify the terms of, any indebtedness for borrowed money, (ii) assume, guarantee or endorse any indebtedness of another Person (other than a Subsidiary) for borrowed money, (iii) guarantee any debt securities of another Person or enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any Subsidiary of it), or (iv) enter into any arrangement having the economic effect of any of the foregoing, in each case other than borrowings pursuant to the Company’s Amended and Restated Loan and Security Agreement dated as of July 16, 2009, as amended, and in connection with the financing of ordinary course trade payables consistent with past practice;

(h)           except as set forth in Section 6.01(h) of the Company Disclosure Letter (i) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder, or (ii) waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company under any Company Material Contract;

(i)            institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $500,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)            make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)           (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l)            grant any Lien on any of its assets, other than Permitted Liens;

(m)          except as set forth in Section 6.01(m) of the Company Disclosure Letter, authorize, or make any commitment with respect to capital expenditures for the Company and each of its Subsidiaries in excess of $500,000 per month (pro-rated with respect to any partial month), excluding expenditures for internally-developed software that are capitalized consistent with past practice;

(n)           enter into any new line of business outside of its existing business segments;

(o)           make any loan for borrowed money, or forgive any loan for borrowed money, to any Person, including loans to employees, officers or directors or any of their respective affiliates or associates (other than any such loans made (i) pursuant to the terms of any Company Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code or (ii) to franchisees of the Company up to $250,000 in the aggregate);

(p)           enter into, amend or extend any collective bargaining or other labor agreement;

(q)           renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit the operations of the Company or any of its Subsidiaries (or Parent or any of its affiliates after the consummation of the Merger);

(r)            except to the extent replaced with policies of comparable or greater coverage with reputable and financially sound insurers, fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

(s)           abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company IP, other than in the ordinary course of business consistent with past practice; or

(t)            authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.02         Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, without the prior written consent of the other (which consent will not be unreasonably conditioned, withheld or delayed), any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated hereby.

Section 6.03         Access to Information; Confidentiality.

(a)           From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, (i) the Company shall, and shall cause its Subsidiaries and each of their respective Representatives (collectively, “Company Representatives”) to, afford to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) reasonable access, during normal business hours and in a manner as shall not unreasonably interfere with or disrupt the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records (including Tax Returns and supporting documentation), contracts and other assets of the Company and its Subsidiaries, and (ii) the Company shall, and shall cause its Subsidiaries and the Company Representatives to, furnish promptly to Parent, Merger Sub and the Parent Representatives such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and each of its Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request from time to time.  All requests for such access and information shall be made to such agents of the Company as the Company may designate, who will be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent, Merger Sub, nor any Parent Representative shall contact any of the employees, customers, landlords, licensors, or suppliers of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, the Offer, or the Merger, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such agents of the Company as the Company may designate. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege, breach any binding agreement, or contravene any applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).  No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)           Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements, each dated June 7, 2011, between Guarantor and the Company (together, the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.04         No Solicitation.

(a)           The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate, or knowingly encourage the submission of any inquiries, or the making of any proposal or offer, that constitutes a Takeover Proposal or that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.04(b), (i) conduct, engage in, or otherwise participate in any discussions or negotiations regarding a Takeover Proposal or otherwise cooperate with or knowingly assist, facilitate or encourage any such discussions or negotiations, or provide any non-public information or data to any Person relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries (except to notify such Person of the existence of the provisions of this Section 6.04), (ii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal, (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement, or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar definitive agreement relating to any Takeover Proposal (each, a “Company Acquisition Agreement”).  Except as set forth in Section 6.04(b), neither the Company Board nor any committee thereof shall withdraw, amend, modify or materially qualify in a manner adverse to Parent or Merger Sub, or fail to make the Company Board Recommendation, or recommend a Takeover Proposal, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”).  The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal until such time, if any, as this Agreement is terminated in accordance with its terms.

(b)           Notwithstanding anything to the contrary contained in this Agreement, prior to the Offer Closing, the Company Board, directly or indirectly through any Representative, may if neither the Company nor its Subsidiaries, nor their respective Representatives, are in breach of this Section 6.04, (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) an unsolicited Takeover Proposal that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or is reasonably expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, (iii) following receipt of and on account of a Superior Proposal, make a Company

Adverse Recommendation Change, (iv) terminate this Agreement in accordance with the terms of Section 8.04(a), and/or (v) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (v), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law.  Notwithstanding the foregoing provisions of this Section 6.04(b), the Company Board may, at any time, so long as it is not in breach of this Section 6.04, withdraw, modify or amend the Company Board Recommendation and terminate this Agreement if the Company Board determines, after consultation with outside legal counsel, that the failure to effect any such withdrawal, modification or amendment would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law.  Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law, provided, however, that any disclosure other than (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (B) an express rejection of any applicable Takeover Proposal, or (C) an express reaffirmation of its recommendation to its stockholders in favor of the Offer and the Merger shall be deemed to be a Company Adverse Recommendation Change; provided, that any disclosure made by the Company other than as set forth in (A) through (C) above shall not be a Company Adverse Recommendation Change if after such disclosure the Company Board expressly publicly reaffirms the Company Board Recommendation within three (3) Business Days following a request from Parent.

(c)           (c)           The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party.  In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request.  The Company shall keep Parent reasonably apprised of any material developments, discussions and negotiations with respect to any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.  The Company shall promptly provide Parent with copies of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party to the extent such information has not been previously provided to Parent.

(d)           At any time prior to the Offer Closing, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, only if: (i) the Company promptly notifies Parent, in writing, at least four (4) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state that the Company has received a Takeover Proposal that the Company

Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the material terms and conditions of such Superior Proposal and the identity of the third party making such Superior Proposal; (iii) the Company shall, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

Section 6.05         Stockholders Meeting; Preparation of Proxy Materials.

(a)           Subject to the terms set forth in this Agreement, if the approval of this Agreement by the Company’s stockholders is required under applicable Law, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the Offer Closing, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting.  Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.04(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation.  Notwithstanding the foregoing, if following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent, Merger Sub and their respective Subsidiaries shall hold, in the aggregate, at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or any Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Company Stockholders Meeting in accordance with Section 253 of the DGCL.

(b)           If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, as soon as practicable following the Offer Closing, the Company shall prepare and file the Company Proxy Statement with the SEC.  Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub shall promptly furnish to the Company the information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement.  The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent, Merger Sub and their counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company).  Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC.  The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement.  Each of Parent, Merger Sub and the Company agree to promptly correct any information provided by it for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction.  The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

Section 6.06         Notices of Certain Events.  The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement (“Transaction Litigation”), and (iv) any representation or warranty of such party contained in this Agreement becoming untrue or inaccurate in any material respect, or the material failure of any party to comply with or satisfy any covenant, condition or agreement in this Agreement, in each case such that the conditions set forth in subsection (d)(iii) of Exhibit A would not be satisfied or would give rise to a right a termination set forth in Section 8.03(b) or Section 8.04(b), as the case may be.  In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty.

Section 6.07         Employees; Benefit Plans.

(a)           During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries, including the Company and the Surviving Corporation), Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to, provide each employee of the Company and its Subsidiaries who remains employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with (i) a base salary and target bonus opportunity at least equal to that provided by the Company and its Subsidiaries immediately prior to the Offer Closing Date, and (ii) all other compensation and benefits, that are, in the aggregate, no less favorable than those provided by the Company and its Subsidiaries immediately prior to the Offer Closing Date (excluding, in all cases, equity-based compensation and retiree medical benefits).

(b)           The parties will take all actions necessary to effectuate the provisions set forth in Section 6.07(b) of the Company Disclosure Letter.

(c)           Parent will, and will cause its Affiliates to, provide credit for each Company Continuing Employee’s length of service with the Company and its Affiliates (as well as service with any predecessor employer of the Company or any of its Affiliates, to the extent that service with the predecessor employer is recognized by the Company or such Affiliate under a corresponding Company Benefit Plan) for all purposes (including eligibility, vesting and benefit level, but not for purposes of any benefit accrual under any cash balance or defined benefit plan, or vesting under any equity or equity incentive plan) under each plan, program, policy or arrangement of Parent and its Affiliates (including vacation, paid time-off and severance arrangements) to the same extent that such service was recognized under a similar plan, program, policy or arrangement of the Company or any of its Affiliates, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits; or (ii) such service was not recognized under the corresponding Company Benefit Plan.

(d)           To the extent permitted by applicable Law, Parent will use its commercially reasonable efforts to cause each benefit plan of Parent and its Affiliates in which any Company Continuing Employee participates that is a health or welfare benefit plan (collectively, the “Parent Benefit Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions (other than any retiree medical plans) with respect to participation and coverage requirements applicable to Company Continuing Employees, other than limitations applicable under the corresponding Company Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan, (ii) honor any payments, charges and expenses of such Company Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Company Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Parent Benefit Plan during the calendar year in which the Effective Time occurs, and (iii) with respect to any medical plan (other than any retiree medical plan), waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Continuing Employee following the Effective Time to the extent such employee had satisfied any similar limitation under the corresponding Company Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time.

(e)           This Section 6.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.07, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.07.  Nothing contained in this Section 6.07, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.07 shall not create any right in any Company Employee, Worksite Employee or any other Person to any continued employment or service with or for the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

Section 6.08                            Directors’ and Officers’ Indemnification and Insurance.

(a)                                  Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.08, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms and will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)                                 For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against any and all losses, claims, damages, liabilities, fees, costs or expenses (including reasonable attorney’s fees and costs of investigation), judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement) to the fullest extent permitted by applicable Law.  Parent or the Surviving Corporation shall pay all costs and expenses set forth above promptly as statements therefor are received.

(c)                                  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of two hundred fifty percent (250%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 6.08(c) of the Company Disclosure Letter (the “Maximum Premium”).  If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d)                                 The obligations of Parent and the Surviving Corporation under this Section 6.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

(e)                                  In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.08.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.  The provisions of this Section 6.08 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives.  Parent shall pay all reasonable expenses, including reasonable attorney’s fees and costs of investigation, that may be incurred by any Indemnified Party in enforcing Parent’s obligations set forth in this Section 6.08.

Section 6.09                            Reasonable Best Efforts.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated by this Agreement, including (i) the taking of all acts necessary to cause the conditions to the Offer and the conditions to the Merger to each be satisfied as promptly as practicable; (ii) the obtaining of all necessary Permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (iii) the obtaining of all necessary consents or waivers from third parties; (iv) the defending of any lawsuits by a Governmental Entity seeking either a temporary restraining order or a preliminary injunction challenging this Agreement or delaying, preventing or restraining the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court vacated, overturned or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), (iii), (iv) and (v) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.  Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.  Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any Third Party or Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as reasonably practicable. Information disclosed pursuant to this Section 6.09(a) shall be subject to the Confidentiality Agreement, and the parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations thereunder.  Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).  Without limiting the foregoing, the parties shall request and shall use reasonable commercial efforts to obtain early termination of the waiting period under the HSR Act.

(b)                                 Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably delayed, conditioned or withheld), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(c)                                  Without limiting the generality of the undertakings pursuant to Section 6.09(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such

Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 6.09(f) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(d)                                 Each of Parent and the Company shall use reasonable commercial efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or consents, Permits, authorizations, advance ruling certificates, no-action letters, waivers or approvals are required or advisable to be obtained from, any Third Parties or Governmental Entities under any other applicable Laws in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (ii) timely making all such required filings and timely seeking all such required consents, Permits, authorizations, advance ruling certificates, no-action letters or approvals.

(e)                                  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(f)                                    Notwithstanding anything to the contrary set forth in this Agreement, none of the Company, Parent, Merger Sub or any of their respective Subsidiaries shall be required to (and the Company may not, without the prior written consent of Parent) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries.

(g)                                 The Company and Parent shall each keep the other reasonably informed as to the status of any Transaction Litigation and give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any of its Subsidiaries or Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall first have consented thereto in writing, such consent not to be unreasonably withheld or delayed.

Section 6.10                            Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent.  Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Offer, the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and in each case other than any employee communications; provided that such communications do not specifically address Parent’s post-Closing obligations under Section 6.07.

Section 6.11                            Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall, at the request of Parent or Merger Sub, grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.12                            Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.13                            Rule 14d-10(d) Matters.  Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.14                            Subsequent Filings.  Until the Effective Time, the Company shall timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent copies of each such form, report and document.

Section 6.15                            Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of NYSE) to cause the delisting of the Company Common Stock from NYSE and the deregistration of the Company Common Stock under the Exchange Act at or as promptly as practicable after the Effective Time.

ARTICLE VII
CONDITIONS

Section 7.01                            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)                                  Company Stockholder Approval.  To the extent required by applicable Law, this Agreement will have been duly adopted by the Requisite Company Vote and the Requisite Company Vote shall be in full force and effect as of the Closing.

(b)                                 No Injunctions, Restraints or Illegality.  No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c)                                  Purchase of Company Common Stock in the Offer.  Merger Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.01                            Termination By Mutual Consent.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 8.02                            Termination By Either Parent or the Company.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by either Parent or the Company:

(a)                                  if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date; or

(b)                                 if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Offer or the Merger or the other transactions contemplated hereby, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order.

Section 8.03                            Termination By Parent.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by Parent:

(a)                                  if, prior to the Offer Closing (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company or the Company Board (or any committee thereof) shall have approved, adopted, recommended, entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.04, (iv) any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company and the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within the earlier of (x) if the Company has not delivered a notice to Parent with respect to such Takeover Proposal pursuant to Section 6.04(d), five (5) Business Days after the date such Takeover Proposal is publicly disclosed by the Company, or (y) if the Company has delivered a notice to Parent with respect to such Takeover Proposal pursuant to Section 6.04(d), the expiration of the Notice Period (as may be extended pursuant to Section 6.04(d)), (v) any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Person making such Takeover Proposal (other than a Takeover Proposal described in clause (vi)) and the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within the earlier of (x) if the Company has not delivered a notice to Parent with respect to such Takeover Proposal pursuant to Section 6.04(d), ten (10) Business Days after the date such Takeover Proposal is publicly disclosed by the Person making such Takeover Proposal, or (y) if the Company has delivered a notice to Parent with respect to such Takeover Proposal pursuant to Section 6.04(d), the expiration of the Notice Period (as may be extended pursuant to Section 6.04(d)), (vi) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vii) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.03(a); or

(b)                                 if, prior to the Offer Closing, the Company shall have breached or failed to perform any of its representations and warranties or covenants or other agreements set forth in this Agreement and such breach or failure to perform would give rise to the failure of a condition set forth in subsection (c)(iii) of Exhibit A to occur or otherwise prevent the Company from delivering the certificate contemplated by subsection (c)(vii) of Exhibit A (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if curable, has not been cured within the earlier of the Outside Date or 20 days after its receipt of written notice thereof from Parent).

Section 8.04                            Termination By the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a)                                  if, prior to the Offer Closing, the Company Board authorizes the Company to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein and, if such amounts are not paid, any such purported termination shall be void and of no force and effect; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b)                                 if, prior to the Offer Closing, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement and in each case such breach or failure to perform (i) is incapable of being cured by the Outside Date, or if curable, has not been cured within the earlier of the Outside Date or 20 days after its receipt of written notice thereof from the Company and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby); or

(c)                                  pursuant to and in accordance with the second sentence of Section 6.04(b); provided that the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein and, if such amounts are not paid, any such purported termination shall be void and of no force and effect.

Section 8.05                            Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.05 shall be effective immediately upon delivery of such written notice to the other party.  If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 6.03(b), this Section 8.05, Section 8.06 and Article IX

(and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or willful misconduct of another party.

Section 8.06                            Fees and Expenses Following Termination.

(a)                                  If this Agreement is terminated by Parent pursuant to Section 8.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b)                                 If this Agreement is terminated by the Company pursuant to Section 8.04(a) or Section 8.04(c), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c)                                  If this Agreement is terminated (i) prior to the Offer Closing, by Parent pursuant to Section 8.03(b) or (ii) by the Company or Parent pursuant to Section 8.02(a) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination, a Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.02(a), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 8.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within 12 (twelve) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus, any Expenses actually incurred by Parent on or prior to the termination of this Agreement (less the amount of any such Expenses previously paid to Parent pursuant to Section 8.06(d), if any).  If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination, as applicable, and, within 12 (twelve) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d)                                 In the event this Agreement is terminated:

(i)                                     by Parent pursuant to Section 8.03(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all Expenses actually incurred by Parent on or prior to the termination of this Agreement, by wire transfer of same day funds to one or more accounts designated by Parent; provided that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.06(c) shall not relieve the Company of its obligations to pay the Expenses of Parent pursuant to this Section 8.06(d)(i); provided, further, that the payment by the Company of Expenses of Parent pursuant to this Section 8.06(d)(i) shall neither relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to

Section 8.06(c) nor limit any remedies that Parent may have pursuant to subsection (ii) of Section 8.05; or

(ii)                                  by the Company pursuant to Section 8.04(b), then Parent shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all Expenses actually incurred by the Company on or prior to the termination of this Agreement, by wire transfer of same day funds to one or more accounts designated by the Company; provided, that the payment by Parent of Expenses of the Company pursuant to this Section 8.06(d)(ii) shall not limit any remedies that the Company may have pursuant to subsection (ii) of Section 8.05.

(e)                                  The Company acknowledges and hereby agrees that (a) the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, (b) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to this Section 8.06 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (c) without such provisions, Parent and Merger Sub would not have entered into this Agreement.  If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal.  Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.  The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee or any Expenses of the Parent on more than one occasion.

(f)                                    Except as expressly set forth in this Section 8.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses, except that each of Parent and Company shall share equally in the filing fee incurred in connection with the pre-merger notification and report forms under the HSR Act.

Section 8.07                            Amendment.  Subject to applicable Law and except as otherwise provided in this Agreement including pursuant to Section 1.03(c), this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing or any vote or consent of the Company’s stockholders contemplated hereby, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration and, after adoption of this Agreement by the holders of Company Common Stock, no amendments shall be made which by Law requires further approval by such holders without obtaining such further approval.

Section 8.08                            Extension; Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may, subject to Section

1.03(c) (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions (other than the Minimum Condition) contained in this Agreement; provided, however, that after adoption of this Agreement by the holders of Company Common Stock, no waiver shall be made which by Law required further approval by such holders without obtaining such further approval.  Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

Section 9.01                            Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person.  For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Book-Entry Shares” has the meaning set forth in Section 3.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 3.01(b).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” has the meaning set forth in Section 3.05.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.04(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).

“Company Balance Sheet” has the meaning set forth in Section 4.04(e).

“Company Benefit Plan” has the meaning set forth in Section 4.12(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article IV.

“Company Employee” has the meaning set forth in Section 4.12(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.

“Company Financial Advisor” has the meaning set forth in Section 4.10.

“Company IP” has the meaning set forth in Section 4.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or is reasonably likely to become, individually or in the aggregate, materially adverse to the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole, excluding in each case events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes or developments generally affecting the economy, financial, banking, credit or securities markets; (b) changes in applicable Law or GAAP or accounting principles or regulations of the SEC or the interpretation thereof; (c) any failure of the Company and its Subsidiaries to meet revenue or earnings projections, forecasts, estimates or expectations (whether internal or published by the Company or third parties), or any decline in the credit rating of the Company or any of its Subsidiaries, it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances do not otherwise fall within any of the other exceptions to this definition of “Company Material Adverse Effect”); (d) the announcement of the transactions contemplated by this Agreement; (e) any outbreak or escalation of war or any act of terrorism; (f) natural disasters including, without limitation, hurricanes and tropical storms; (g) general changes in industries in which the Company and its Subsidiaries operate; and (h) any effect arising out of any action taken or omitted to be taken at the request or with the consent of Parent or Merger Sub; provided, that any event, occurrence, fact, condition or change referred to in clauses (a), (b), (e), or (g) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses, and provided, further, that any event, occurrence, fact, condition or change referred to in clause (f) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change is due to the failure of the Company to have a suitable disaster recovery plan or offsite backup system in place, or the Company’s inability to adequately execute a suitable disaster recovery plan or offsite backup system in a timely fashion.

“Company Material Contract” has the meaning set forth in Section 4.15(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company Proxy Statement” has the meaning set forth in Section 4.03(c).

“Company Representatives” has the meaning set forth in Section 6.03(a).

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Stock Award” has the meaning set forth in Section 3.07(b).

“Company Stock Option” has the meaning set forth in Section 3.07(a).

“Company Stock Plans” has the meaning set forth in Section 4.02(b).

“Company Stockholders Meeting” has the meaning set forth in Section 4.17.

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Consent” has the meaning set forth in Section 4.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“Effective Time” has the meaning set forth in Section 2.03.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, release, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company as a single employer within the meaning of Section 414 of the Code.

“ESPP” has the meaning set forth in Section 3.07(c).

“ESPP Current Offering Period” has the meaning set forth in Section 3.07(c).

“ESPP Termination Time” has the meaning set forth in Section 3.07(c).

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“Expiration Time” has the meaning set forth in Section 1.01(d).

“Foreign Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Foreign Benefit Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Company or any of its Subsidiaries primarily for the benefit of employees of the Company or any of its Subsidiaries residing outside the Unites States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and which plan is not subject to ERISA.

“GAAP” has the meaning set forth in Section 4.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 6.09(c).

“Governmental Entity” has the meaning set forth in Section 4.03(c).

“Guarantee” has the meaning set forth in the Recitals.

“Guarantor” means Randstad Holding nv.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 1.01(e).

“Indemnified Party” has the meaning set forth in Section 6.08(a).

“Indemnifying Parties” has the meaning set forth in Section 6.08(b).

“Independent Directors” has the meaning set forth in Section 1.03(c).

“Initial Expiration Time” has the meaning set forth in Section 1.01(d).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how, processes, methodologies, formulae,  information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) Internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual knowledge of Roy G. Krause, Mark W. Smith, or Thad Florence, after inquiry reasonable under the circumstances.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 4.09.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 6.08(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Minimum Condition” has the meaning set forth in Section 1.01(b).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Notice Period” has the meaning set forth in Section 6.04(d).

“NYSE” has the meaning set forth in Section 1.01(e).

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.01(f).

“Offer Closing Date” has the meaning set forth in Section 1.01(f).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.01(c).

“Order” has the meaning set forth in Section 4.09.

“Outside Date” has the meaning set forth in Section 1.01(e).

“Owned Real Estate” shall mean any real estate owned in fee by the Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including, without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.07(d).

“Parent Representatives” has the meaning set forth in Section 6.03(a).

“Payment Fund” has the meaning set forth in Section 3.02(a).

“PEO” means a Person that would reasonably be expected to be classified as a professional employer organization, employee leasing company, lessor of employees, employee leasing contractor, worker leasing company, temporary service provider, staff leasing company, or staff leasing services company pursuant to any PEO Law.

“PEO Law” means any Law relating to the regulation or licensure of professional employer organizations, employee leasing companies, lessors of employees, employee leasing contractors, worker leasing companies, temporary service providers, staff leasing companies, or staff leasing services companies.

“Permits” has the meaning set forth in Section 4.08(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) Liens disclosed in the most recent audited consolidated financial statements of the Company and its Subsidiaries or the notes thereto or securing liabilities reflected on such financial statements or incurred in the ordinary course of business since the date of the most recent consolidated financial statements of the Company and its Subsidiaries, or (h) Liens set forth on Section 9.01 of the Company Disclosure Letter.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Promissory Note” has the meaning set forth in Section 1.04(b).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 6.04(a).

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Rights Agent” has the meaning set forth in the Recitals.

“Rights Plan” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(d).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(h).

“SEC” has the meaning set forth in Section 1.01(e).

“Securities Act” has the meaning set forth in Section 1.04(c).

“Stock-Based Consideration” has the meaning set forth in Section 3.07(b).

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal not resulting from any violation or breach of Section 6.04 (with all references to “20%” in the definition thereof deemed to be “a majority” for purposes of this definition) made by any Person that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory approvals, equityholder litigation, termination fee and expense reimbursement provisions and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 6.04(f).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Proposal” means any written proposal or offer from any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the equity interests of the Company (by vote or value), (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the equity interests of the Company (by vote or value), (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own twenty percent (20%) or more of the equity interests (by vote or value), consolidated assets, net revenues or net income of the Company, taken as a whole, (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company, or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $27,000,000.

“Top-Up Option” has the meaning set forth in Section 1.04(a).

“Top-Up Shares” has the meaning set forth in Section 1.04(a).

“Transaction Litigation” has the meaning set forth in Section 6.06.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Underwater Company Stock Option” has the meaning set forth in Section 3.07(a).

“Worksite Employees” means all Persons (including Company Employees or other Persons who perform services for or on behalf of the Company), whether classified as an employee, independent contractor, consultant, or otherwise, who perform services for the clients or customers of the Company or any of its Subsidiaries, or any other third party, through the Company or any of its Subsidiaries or pursuant to a contract or other arrangement between the Company or any of its Subsidiaries and such client, customer, or other third party, including any Person who is identified by a contract between the Company or any of its Subsidiaries and a customer as a co-employee of the Company or any of its Subsidiaries and a Person that is not under common control with the Company or any of its Subsidiaries.

Section 9.02                            Interpretation; Construction.

(a)                                  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter.

(b)                                 The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03                            Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time.  This Section 9.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.  The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.04                            Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 9.05                            Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state or federal court in the State of Delaware.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06                            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07                            Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

If to Parent or Merger	Randstad North America, L.P.
Sub, to:	60 Harvard Mill Square
Wakefield, MA 01880
(781) 213-3647 (facsimile)
Attention: James Boudreau

with a copy (which will	Dechert LLP
not constitute notice to	Cira Centre
Parent or Merger Sub)	2929 Arch Street
to:	Philadelphia, PA 19104-2808
(215) 994-2621 (telephone)
(215) 655-2621 (facsimile)
stephen.leitzell@dechert.com
Attention: Stephen M. Leitzell, Esq.

If to the Company, to:	SFN Group, Inc.
2050 Spectrum Boulevard
Fort Lauderdale, FL 33309
(954) 308-0055 (facsimile)
Attention: Thad Florence

with a copy (which will	Jones Day
not constitute notice to	1420 Peachtree Street, N.E.
the Company) to:	Suite 800
Atlanta, GA 30309
(404) 581-3939 (telephone)
(404) 581-8330 (facsimile)
tmann@jonesday.com
Attention: Timothy Mann, Jr., Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.08                            Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Guarantee, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this

Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.09                            No Third Party Beneficiaries.  Except as provided in Section 6.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10                            Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible; provided, however, that under no circumstances shall the rights of stockholders of the Company as third-party beneficiaries pursuant to Section 9.09 be enforceable by such stockholders or any other person acting for or on their behalf other than the Company and its successors in interest.

Section 9.11                            Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent and Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned subsidiaries.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.12                            Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity.  The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.13                            Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damages.  It is accordingly agreed that the parties (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.  Each of the parties hereto agrees not to raise any objections to the availability of the remedy of specific performance to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

Section 9.14                            Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement.  This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 9.15                            Delivery by Facsimile or Email.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re execute original forms thereof and deliver them to all other parties hereto.  No party hereto shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a Contract, and each such party forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

SFN GROUP, INC.

By:	/s/ Mark W. Smith
Name: Mark W. Smith
Title: Executive Vice President and Chief Financial Officer

PARENT

RANDSTAD NORTH AMERICA, L.P.

By:	/s/ Greg Netland
Name: Greg Netland
Title: Chief Executive Officer

MERGER SUB

COSMO DELAWARE ACQUISITION CORP.

By:	/s/ Greg Netland
Name: Greg Netland
Title: President

EXHIBIT A

Conditions to the Offer

Notwithstanding any other provision of the Offer or the Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and (subject to any such rules or regulations) may, to the extent expressly permitted by this Agreement, delay the acceptance for payment for, or the payment for, any Shares validly tendered pursuant to the Offer and not properly withdrawn, and, to the extent permitted by this Agreement, may amend or terminate the Offer if:

(a)                                  the Minimum Condition shall not have been satisfied at any then scheduled Expiration Time;

(b)                                 any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall not have expired or been earlier terminated, and any equivalent Consent of any Governmental Entity under applicable Antitrust Laws identified on Section 4.03(c) of the Company Disclosure Letter shall not have been granted or the relevant waiting period shall not have expired or been earlier terminated;

(c)                                  any of the following events or conditions shall occur and be continuing at the scheduled Expiration Time:

(i)                                     there shall have been instituted and be pending any Legal Action by any Governmental Entity of competent jurisdiction that seeks to restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger;

(ii)                                  there shall have been (A) any judgment, Order or injunction entered or issued by any Governmental Entity of competent jurisdiction or (B) any applicable Law promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity of competent jurisdiction that would result in any of the consequences referred to in clause (i) above;

(iii)                               (A) the Company shall have failed to perform or comply in any material respect with any covenants required by the Agreement to be performed or complied with by it prior to the Expiration Time, and such failure to perform or comply shall not have been cured prior to the Expiration Time, (B) the representations and warranties of the Company contained in Article IV of the Agreement (other than Sections 4.02, 4.03(a) and 4.03(b)) shall not be true and correct (without regard to materiality or Company Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Expiration Time as if made at and as of such time (other than representations and warranties made as of a specified date, in which case as of such specified date), except for where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (C) the representations and warranties of the Company contained in Sections 4.02, 4.03(a) and 4.03(b) of the Agreement shall not be true and correct (except, in the case of Section 4.02, for inaccuracies which are, individually and in the aggregate, immaterial) as of the date hereof and as of the Expiration Time as if made at and as of such time (other than such representations and warranties made as of specified date, in which case as of such specified date);

(iv)                              the Agreement shall have been terminated in accordance with its terms;

(v)                                 Merger Sub and the Company shall have reached mutual agreement to postpone the acceptance for payment of Shares thereunder;

(vi)                              there shall have been a Company Material Adverse Effect or the occurrence of any event or the arising of any circumstance that would reasonably be expected to have a Company Material Adverse Effect; or

(vii)                           the Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by the chief executive officer or chief financial officer to the effect that the conditions set forth in item (d)(iii) of this Exhibit A shall not have occurred and continue to exist.

Subject to the terms and conditions of the Agreement, the foregoing conditions are for the sole benefit of Parent and Merger Sub and, (x) subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC and (y) other than the Minimum Condition, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub.  Subject to the applicable rules and regulations of the SEC, the failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SFN GROUP, INC.

SFN Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of the corporation is SFN Group, Inc.

2.             The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on September 15, 1987 under the name Interim Systems Corporation. The Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on May 19, 2004 under the name Spherion Corporation. A Certificate of Merger whereby Cosmo Delaware Acquisition Corp., a Delaware corporation, was merged with and into the corporation was filed with the Secretary of State of the State of Delaware on                                  , 2011.

3.             This Amended and Restated Certificate of Incorporation restates, integrates and amends the Restated Certificate of Incorporation of the corporation as herein set forth in full:

FIRST: The name of the corporation is:

SFN Group, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 3411 Silverside Road, Rodney Building #104, Wilmington, Delaware 19810. The name of its registered agent at such address is Corporate Creations Network Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The Corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.01 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is 100.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

SEVENTH:

(1)           Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

(2)           Indemnification.

(a)           Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless and advanced expenses by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, except as may be prohibited by applicable law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(b)           Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(c)           Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the DGCL.

(d)           Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(e)           Amendment. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

[Signature Page Follows]

This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this           day of                          , 2011.

SFN GROUP, INC.

By:
Name:
Title: